EXHIBIT 10.3

                                 Steerpike, Inc.
                                     c/o RZO
                              250 West 57th Street
                               New York, NY 10017

                                                              As of May 19, 2003


SLS Loudspeakers
A Division of SLS International, Inc.
3119 South Scenic
Springfield, MO 65807

         Re:      SLS Loudspeakers
                  ----------------

Gentlemen:

         This letter sets forth the mutual understanding between Steerpike, Inc. ("us", "we" or "Steerpike") and SLS Loudspeakers, A Division of SLS International, Inc. ("SLS") concerning certain limited rights that Steerpike is granting to SLS hereunder in connection with the upcoming Gordon Sumner p/k/a "Sting" ("Artist") 2004/2005 world tour (the "Tour"), subject to all of the terms and conditions contained in this letter.

         (1) For good and valuable consideration (receipt of which is hereby acknowledged), Steerpike hereby grants to SLS, for a period commencing with the date of the first concert of the Tour and continuing until the date that is the earlier of (i) the date of the last concert of the Tour or (ii) July 31, 2005 (such period being referred to herein as the "Term", and being subject to the early termination provisions of Articles 4 and 5 of Exhibit A attached hereto), the following non-exclusive rights:

                  (a) (i) Solely with respect to Tour concerts occurring in the United States, and subject to the provisions of paragraph 1(a)(ii) below relating to venue restrictions and regulations, SLS shall have the right to hold up to six (6) "Meet and Greet" backstage parties during the Tour, which the Artist will attend for at least fifteen (15) minutes. SLS will arrange and pay for the expenses incurred for such "Meet and Greets". SLS acknowledges and agrees that: (i) the scheduling and location of such "Meet and Greet" parties shall be determined solely by Steerpike (but Steerpike will use reasonable efforts to consult with SLS in connection therewith); (ii) whether a "Meet and Greet" party will take place prior to or after the relevant concert will be determined solely by Steerpike (and the parties acknowledge that it is currently contemplated by Steerpike that each such `Meet and Greet" party will take place prior to the relevant concert); and (iii) no more than twenty (20) guests shall attend any such "Meet and

Greet" party. SLS acknowledges and agrees that no "personal" cameras (or "personal" photography) will be allowed at any "Meet and Greet" party, and that if SLS desires to have photographs of its guests taken at any such "Meet and Greet" party, such photographs must be taken by a professional photographer (at SLS' sole cost and expense).

                           (ii) SLS acknowledges that Steerpike has advised it
that the "Meet and Greet" rights described above (e.g., provision of space for backstage parties) are subject to the various venues' restrictions and regulations (and may also be subject to the provisions of paragraph (1)(b)(ii) below). Accordingly, and notwithstanding anything to the contrary contained herein, SLS acknowledges that the grant of any right herein by Steerpike to conduct the particular "Meet and Greets" described above which is subject to such venue restrictions and regulations is only an acknowledgment that, once such activity is approved by Steerpike in accordance with paragraph 2 below, Steerpike and Artist will have no objection to such activity. Without limiting the foregoing, Steerpike agrees that it shall use commercially reasonable efforts to cause the concert promoters and the proprietors of the venues to comply with the foregoing "Meet and Greet" activities. In the event that any such promoter or venue proprietor refuses to agree to comply with any of Steerpike's instructions, requests or contractual provisions concerning the foregoing "Meet and Greets", Steerpike will inform you of such fact and use its commercially reasonable efforts to cause such promoter or venue proprietor to agree to comply. It is specifically understood and agreed, however, that any such concert promoter's or venue proprietor's failure to comply or agree with Steerpike's instructions, requests or contractual provisions shall not be deemed a breach hereof.

                  (b) (i) Solely with respect to Tour concerts occurring in the United States, SLS shall also have the right to purchase, at face value, up to a maximum of: (1) 20 prime location (i.e., best available excluding the first 15 rows) tickets for each such concert held at a venue with a seating capacity greater than four thousand (4,000) seats; or (2) fifteen (15) prime location tickets for each such concert held at a venue with a seating capacity of four thousand (4,000) seats or less. Such tickets may be used during the Term by SLS solely in connection with Steerpike-approved (in accordance with paragraph 2 below) sales incentives and trade and consumer promotional activities conducted by SLS solely in connection with the advertising, promotion and sale of SLS Loudspeakers (such SLS Loudspeakers are sometimes referred to herein as the "Products"). In connection with such tickets: (X) Steerpike shall advise SLS of the "on-sale" dates for the tickets for each such Tour concert as soon as possible; and (Y) provided that SLS notifies Steerpike of its ticket request for each such concert at least seven (7) days prior to the "on-sale" date for the concert concerned, Steerpike shall use its commercially reasonable efforts to procure that such ticket request is filled prior to such "on-sale" date.

                           (ii) SLS acknowledges that Steerpike has advised it
that the ticket-related rights described above are under the ultimate control of the local (or national) concert promoters and may also be subject to compliance with the laws or regulations of any government or governmental agency having jurisdiction over the promoters, concerts and/or the other activities undertaken hereunder. Accordingly, and notwithstanding anything to the contrary contained herein, SLS acknowledges that the grant of any right herein by Steerpike to conduct a particular ticket-related activity over which the concert promoters exercise ultimate control, or which may be subject to compliance with the laws or regulations of any government or governmental agency, is only an acknowledgment that, once the activity is approved by Steerpike in accordance with paragraph 2 below, Steerpike and Artist will have no objection to such activity. Without limiting the foregoing, Steerpike agrees that it shall use commercially reasonable efforts to cause such concert promoters to comply with the foregoing ticket-related activity. In the event that any such promoter refuses to agree to comply with any of Steerpike's instructions, requests or contractual provisions concerning the foregoing ticket-related activity, Steerpike will inform you of such fact and use its commercially reasonable efforts to cause such promoter to agree to comply. It is specifically understood and agreed, however, that any such concert promoter's failure to comply or agree with Steerpike's instructions, requests or contractual provisions shall not be deemed a breach hereof.

                  (c) Solely during the Term and in the United States, Steerpike shall use its commercially reasonable efforts to cause A&M Records, a division of UMG Recordings, Inc. ("A&M") to sell to SLS copies of Artist's 2003 album (tentatively entitled "Sacred Love") (the "Album") at A&M's wholesale price (subject to A&M's other standard terms and conditions of sale). A&M's refusal to do so shall not be deemed a breach hereof. Such purchased Albums may be used during the Term by SLS solely in connection with Steerpike-approved (in accordance with paragraph 2 below) sales incentives and trade and consumer promotional activities conducted by SLS solely in connection with the advertising, promotion and sale of the Products.

                  (d) Steerpike agrees to consider the use of the Products in connection with the audio equipment used on the Tour; however, neither Steerpike nor Artist shall have any obligation whatsoever to use the Products, and any decision to not use the Products shall not be deemed a breach hereof.

         (2) Notwithstanding anything to the contrary contained herein, SLS shall not undertake any activity hereunder without obtaining Steerpike's prior written approval as to each of the following: (i) the general concept of the particular activity; (ii) the particular Artist-related materials to be used (if any); (iii) the manner and actual use of such Artist-related materials in connection with such activity; (iv) all other creative elements relating to such activity; and (v) the final execution of the approved concept or item (e.g., the final version of each SLS sales incentive or promotional activity, etc.). Steerpike will endeavor to respond in writing as to whether each request for approval is approved or disapproved within seven (7) business days of its receipt thereof. Any such disapproval by Steerpike will include specific reasons therefor so that SLS can attempt to address Steerpike's concerns and/or correct any stated problem and, if applicable, resubmit materials for Steerpike's approval or disapproval. Steerpike's failure to respond to any such request for approval within seven (7) business days of its receipt thereof shall be deemed to be disapproval thereof (however, if SLS requests, Steerpike will provide SLS with specific reasons for any such disapproval so that SLS can attempt to address Steerpike's concerns and/or correct any stated problem and, if applicable, resubmit materials for Steerpike's approval or disapproval).

         (3) Steerpike hereby designates Artist's manager, Kathy Schenker, as its authorized representative for purposes of providing SLS with any approvals SLS is required to receive from Steerpike pursuant to this letter agreement, and all requests hereunder for Steerpike's approval shall be submitted to Kathy Schenker, KSM, Inc., 1776 Broadway, Suite 1001, New York, New York 10019, Facsimile No.: (212) 333-4104.

         (4) SLS acknowledges and agrees that Steerpike reserves all rights not expressly granted to SLS hereunder, and Steerpike shall have no obligation of any nature whatsoever to SLS in connection therewith. SLS acknowledges and agrees that the rights granted herein do not transfer any title or interest in or to Artist's name, likeness, image, voice or quotes, all of which are owned (as applicable) by Steerpike, Artist and/or their affiliated entities.

         (5) During the Term and in the United States, Steerpike agrees that it shall use reasonable efforts to ensure that Artist does not make any public statements in derogation of SLS or the Products.

         (6) Notwithstanding anything to the contrary contained herein, this agreement shall not be deemed effective unless and until the stock option agreement between Steerpike (Overseas) Limited ("SOL") and SLS dated as of May 19, 2003 (the "Option Agreement") is fully and completely executed by SOL and SLS.

         (7) In addition to the terms set forth above in this letter agreement, the Standard Terms and Conditions attached hereto as "Exhibit A" is incorporated herein by reference and shall be deemed a part hereof.

         If the foregoing is acceptable to SLS, please sign and return to us the enclosed counterpart of this letter, whereupon this letter shall be effective in accordance with its terms. Facsimile and photocopied signatures shall be treated as originals for all purposes relating to this agreement.

                                            Very truly yours,
                                            STEERPIKE, INC.

                                            By:_______________________________
                                                  An Authorized Signatory


ACCEPTED AND AGREED:

SLS LOUDSPEAKERS
A Division of SLS International, Inc.



By:___________________________
       An Authorized Signatory

In order to induce SLS Loudspeakers, A Division of SLS International, Inc. ("SLS") to enter into the foregoing agreement ("Agreement") with Steerpike, Inc. ("SI"), the undersigned (referred to in the Agreement as "Artist") hereby:

                  (a) acknowledges that he has read and is familiar with all the terms and conditions of the Agreement;

                  (b) assents to the execution of the Agreement and agrees to be bound by the terms and conditions thereof that relate to the undersigned in any way, directly or indirectly and hereby guarantees to SLS the full and faithful performance of all the terms and conditions of the Agreement by the undersigned and by SI; and

                  (c) acknowledges and agrees that SLS shall be under no obligation to make any payments to the undersigned or otherwise, for or in connection with this inducement and for or in connection with the services rendered by the undersigned or in connection with the rights granted to SLS thereunder and the fulfillment of the undersigned's obligations pursuant to the Agreement.




                                          ______________________________
                                          Gordon M. Sumner p/k/a "Sting"

                                    EXHIBIT A
                                    ---------

                          STANDARD TERMS AND CONDITIONS

         These Standard Terms and Conditions shall be deemed fully incorporated in the letter agreement (the "Underlying Agreement") to which this Exhibit A is attached, and these Standard Terms and Conditions and the Underlying Agreement shall hereinafter be collectively referred to as the "Agreement". SLS Loudspeakers, A Division of SLS International, Inc. is herein referred to as "Licensee" and Steerpike, Inc. is herein referred to as "Licensor". All terms shall, unless expressly provided otherwise herein, have the same respective meanings as set forth in the Underlying Agreement.

1.       INDEMNIFICATION.
         ----------------

         (a) (i) Licensor shall indemnify, hold harmless and defend Licensee, and its parents, subsidiaries, affiliates, officers, directors and employees (each an "SLS Indemnitee", and collectively "SLS Indemnitees"), against any claims, liabilities, demands, causes of action, judgments, settlements and expenses (including, but not limited to, reasonable attorneys' fees and court costs) ("Claim") arising out of (i) a breach of any representation, warranty or covenant made by Licensor hereunder, or (ii) the failure of Licensor to perform any of its obligations contained in this Agreement; provided, however, that Licensee shall notify Licensor in writing within ten (10) days after Licensee receives notification of any Claim or suit related thereto. In no event shall Licensor be liable for any consequential damages or loss of profits which Licensee may suffer arising out of same. The foregoing indemnity shall not be construed to cover any claim with respect to which Licensee has committed to indemnify Licensor under paragraph 1(b) below.

         (ii) If any Claim is initiated against any SLS Indemnitee with respect to which such SLS Indemnitee may make a claim against Licensor pursuant to paragraph 1(a)(i), then the SLS Indemnitee shall give prompt written notice of such Claim to the Licensor; provided, however, that the failure to so notify the Licensor shall not relieve the Licensor from any liability under paragraph 1(a)(i) unless, and only to the extent that, such failure results in prejudice to or forfeiture of, substantive rights or defenses of the Licensor. Licensor, at Licensor's own expense, shall have the option to assume the defense of such Claim. If Licensor assumes the defense of such Claim, (i) Licensor shall keep the SLS Indemnitee informed of all material developments and events relating to such Claim, (ii) the SLS Indemnitee shall have the right to participate, at its own expense, in the defense of such Claim (but such participation shall not be deemed to give the SLS Indemnitee the right to control such defense), (iii) the SLS Indemnitee shall cooperate as reasonably requested by Licensor in the defense of such Claim, and (iv) Licensor shall not settle such Claim without the prior written consent of the SLS Indemnitee, which consent shall not be unreasonably withheld. If Licensor fails to assume the defense of such Claim, or fails to diligently defend such Claim, the SLS Indemnitee may assume the defense of such Claim and

Licensor shall reimburse Indemnitee for all reasonable expenses (including reasonable attorneys' fees) as such expenses are incurred, relating to the defense of such Claim.

         (b) (i) Licensee shall indemnify and hold harmless Licensor and Artist, and their respective parents, subsidiaries, affiliates, officers, directors, representatives, employees and agents (each, an "Indemnitee" and collectively "Indemnitees") from and against any and all Claims, (including, but not limited to, reasonable attorneys' fees and court costs) arising out of or in connection with (i) the design, manufacture, packaging, distribution, shipment, advertising, promotion, sale, or exploitation of the Products (including, without limitation, any Claim arising out of or in connection with (A) any injury to or death of any person directly or indirectly arising out of or resulting from the Products or any goods or services manufactured, sold or offered by Licensee; (B) any damage to or loss of any property directly or indirectly arising out of or resulting from the Products or any goods or services manufactured, sold or offered by Licensee or (C) any injury or damage arising from any claim or representation regarding the Products in any advertising or other materials), (ii) any breach of any representation, warranty, or covenant made by Licensee hereunder, or (iii) the failure of Licensee to perform any of its obligations contained in this Agreement. Without limiting the generality of the foregoing, Licensee's indemnity shall specifically apply to claims relating to or based upon defects in the Products, whether hidden or obvious, it being agreed that any governmental order of recall or injunction against distribution and/or sale shall, as between Licensee and Licensor, be deemed conclusive proof of such defect for purposes of triggering Licensee's indemnity hereunder. The foregoing indemnity shall not be construed to cover any claim with respect to which Licensor has committed to indemnify Licensee under Paragraph 1(a) above.

             (ii) If any Claim is initiated against any Indemnitee with respect to which such Indemnitee may make a claim against Licensee pursuant to paragraph 1(b)(i), then the Indemnitee shall give prompt written notice of such Claim to the Licensee; provided, however, that the failure to so notify the Licensee shall not relieve the Licensee from any liability under paragraph 1(b)(i) unless, and only to the extent that, such failure results in prejudice to or forfeiture of, substantive rights or defenses of the Licensee. Licensee, at Licensee's own expense, shall have the option to assume the defense of such Claim. If Licensee assumes the defense of such Claim, (i) Licensee shall keep the Indemnitee informed of all material developments and events relating to such Claim, (ii) the Indemnitee shall have the right to participate, at its own expense, in the defense of such Claim (but such participation shall not be deemed to give the Indemnitee the right to control such defense), (iii) the Indemnitee shall cooperate as reasonably requested by Licensee in the defense of such Claim, and (iv) Licensee shall not settle such Claim without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld. If Licensee fails to assume the defense of such Claim, or fails to diligently defend such Claim, Indemnitee may assume the defense of such Claim and Licensee shall reimburse Indemnitee for all reasonable expenses (including reasonable attorneys' fees) as such expenses are incurred, relating to the defense of such Claim.

         (c) In the event of termination or expiration of this Agreement, this
Article 1 shall survive.

2.       REPRESENTATIONS AND WARRANTIES.
         -------------------------------

         (a) Licensor represents and warrants to Licensee that (i) Licensor has the full right, authority and power to enter into this Agreement and to perform all its obligations hereunder; and (ii) Licensor's execution, delivery, and performance of this Agreement will not infringe upon the rights of any third party or violate the provisions of any agreement to which Licensor is a party.

         (b) Licensee represents and warrants to Licensor that: (i) Licensee has the full right, authority and power to enter into this Agreement and to perform all its obligations hereunder; (ii) neither Licensor nor Artist has been or shall be involved in any manner with the manufacture or design (including, without limitation, safety concerns) of the Products and that Licensee shall be solely responsible for the proper manufacture, design and safety of the Products and the merchantability thereof; (iii) Licensee shall be solely responsible for any claims or damages that may arise from any promotion, sale or use of the Products (other than claims or damages which solely arise from the use of Artist's name and likeness as permitted hereunder); and (iv) Licensee's execution, delivery, and performance of this Agreement will not infringe upon the rights of any third party or violate the provisions of any agreement to which Licensee is a party.

3.       INSURANCE.
         ----------

         Licensee shall at all times while this Agreement is in effect and for four (4) years thereafter, obtain and maintain at its own expense, from a qualified insurance carrier, insurance, including, without limitation, products, personal injury, advertising, and contractual liability coverage, which includes as additional insureds Licensor and Artist, and any of their respective parents, subsidiaries, affiliates, officers, directors, employees, representatives and agents which Licensor reasonably requests to be added as additional insureds. The amount of coverage shall not be less than One Million ($1,000,000) Dollars combined single limit (with no deductible amount) for each single occurrence. The policy shall provide for thirty (30) days written notice to Licensor from the insurer by registered or certified mail, return receipt requested, in the event of any modification, cancellation or termination. Upon execution of this Agreement, Licensee shall furnish Licensor with a certificate of insurance issued by the carrier evidencing the same. In no event shall Licensee use Artist's name or likeness in connection with the Products prior to Licensor's receipt of such certificate of insurance.

4.       TERMINATION.
         ------------

         (a) In addition to any and all other remedies available to it hereunder, Licensor shall have the right to immediately terminate the Term of this Agreement upon written notice to Licensee upon the occurrence of any of the following:

                  (i) Licensee undertakes any sales incentive or trade or consumer promotional activity as described in the Underlying Agreement without obtaining the prior written approval of Licensor as specified in this Agreement.

                  (ii) Licensee makes any use of the tickets (described in paragraph 1(b)(i) of the Underlying Agreement) or the purchased Albums (described in paragraph 1(c) of the Underlying Agreement) that is not specifically granted to Licensee in this Agreement; provided, however, that if such breach is capable of being cured, the termination provisions of the first sentence of paragraph 4(b) below (rather than those of this paragraph 4(a)) shall apply to such breach.

                  (iii) Licensee becomes subject to any voluntary or involuntary order of any government agency involving the recall of any of the Products because of safety, health or other hazards or risks to the public.

                  (iv) Licensee is in breach of any term or provision of the Option Agreement.

                  (v) Licensee fails to register the Shares (as defined in the Option Agreement) in accordance with the terms of the Option Agreement by December 31, 2003.

         (b) In addition to any and all other remedies available to it hereunder, on thirty (30) days prior written notice to Licensee, Licensor may terminate the Term of this Agreement (in which case such termination shall be effective immediately upon expiration of the thirty (30) day notice period), upon the occurrence of any of the following circumstances, provided that during such thirty (30) day period, Licensee fails to cure the breach to Licensor's satisfaction:

                  (i) Licensee fails to obtain or maintain insurance as required under Paragraph 3 hereinabove.

                  (ii) A petition in bankruptcy is filed by or against Licensee; Licensee is adjudicated bankrupt or insolvent, or makes an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law; Licensee discontinues its business; or a receiver is appointed for Licensee or Licensee's business and such receiver is not discharged within thirty (30) days.

                  (iii) Licensee or any of its controlling shareholders, officers, directors or employees take any actions in connection with the manufacture, sale, distribution or advertising of the Products which damages or reflects adversely upon the Licensor and/or the Artist.

                  (iv) Licensee violates any of its other obligations or breaches any of its covenants, agreements, representations or warranties hereunder.

5.       EFFECT OF TERMINATION.
         ----------------------

         (a) On expiration or termination of the Term of this Agreement, Licensee shall have no further right to exercise the rights granted hereunder (including, without limitation, those granted in the Underlying Agreement) or otherwise acquired in relation to this Agreement and such rights shall forthwith revert to Licensor. All materials supplied to Licensee by Licensor hereunder, if any, shall be immediately returned to Licensor at Licensee's expense. Licensee agrees that (i) its failure to cease the use of Artist-related material (e.g., tickets and Albums) in connection with the manufacture, sale and/or distribution or promotion of Products upon the expiration or termination of this Agreement will result in immediate and irreparable damage to Licensor, (ii) there is no adequate remedy at law for such failure and (iii) in the event of such failure, Licensor shall be entitled to injunctive relief.

         (b) Upon expiration or termination of the Term of this Agreement, Licensee shall refrain from any further use of or direct or indirect reference to any of the rights granted hereunder in connection with the manufacture, sale, distribution or promotion of Products or any other products or services of Licensee.

6.       NOTICES.
         --------

         All notices, demands, contracts or waivers hereunder shall be given in writing by messenger or overnight air courier sent to the addresses set forth for the respective parties in the Underlying Agreement or as otherwise indicated in writing by a party hereto. The date of messengering shall be deemed to be the date of service. One (1) business day from the date of overnight air courier handling shall be deemed to be the date of service for courier handled notices. A courtesy copy of all notices sent to Licensor shall be sent to Grubman Indursky & Schindler, P.C., 152 West 57th Street, 31st Floor, New York, New York 10019, Attn: Joseph M. Brenner, Esq.

7.       ENTIRE AGREEMENT.
         -----------------

         This Agreement shall constitute the entire understanding of the parties with respect to the subject matter, superseding all prior and contemporaneous promises, agreements and understandings, whether written or oral pertaining thereto.

8.       RELATIONSHIP OF THE PARTIES.
         ----------------------------

         This Agreement does not appoint either party as the agent of the other party, or create a partnership or joint venture between the parties.

9.       NO MODIFICATION; WAIVER.
         ------------------------

         The terms of this Agreement shall not be modified except by an agreement in writing signed by both parties hereto. No waiver by either party of a breach or default hereunder shall be deemed a waiver by such party of a subsequent breach or default of a like or similar nature.

10.      GOVERNING LAW.
         --------------

         This Agreement shall be construed and interpreted pursuant to the laws of the State of New York, and the parties hereto submit and consent to the jurisdiction of the courts of the State of New York, including Federal Courts located therein, should Federal jurisdiction requirements exist, in any action brought to enforce (or otherwise relating to) this Agreement. Notwithstanding the preceding sentence, nothing contained in this Agreement shall preclude Licensor from bringing an action in any appropriate forum to enforce the terms and provisions of this Agreement. Licensee hereby consents to the exclusive jurisdiction of any State or Federal court empowered to enforce this Agreement in the State of New York, New York County, and waives any objection thereto on the basis of personal jurisdiction or venue.

11.      SEVERABILITY.
         -------------

         If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, such decision shall not affect the validity or enforceability of any of the remaining provisions, which remaining provisions shall continue to have full force and effect.

12.      ASSIGNMENT
         ----------

         Licensee may not assign this agreement or any of its rights or obligations hereunder without Licensor's express written consent (which consent may be withheld for any reason). Any assignment in violation of the previous sentence shall be null and void and of no force or effect. Licensor may assign this agreement or any of its rights or obligations hereunder without restriction.

13.      CURE.
         -----

         The failure by Licensor to perform any of its obligations hereunder shall not be deemed a breach of this Agreement unless Licensee gives Licensor written notice of such failure to perform and such failure is not corrected within thirty (30) days from and after Licensor's receipt of such notice, or, if such failure is not reasonably capable of being cured within such thirty (30) day period, Licensor does not commence to cure such failure within such thirty
(30) day period and proceed with reasonable diligence to complete the curing of such failure thereafter.

14.      COUNTERPARTS.
         -------------

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same Agreement.